Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

•	Total Annual Sales of $7,782 Million, a Record as an Athletic Company
•	Company Was Highly Profitable in 2017 Despite Challenging Environment
•	Product and Other Strategic Initiatives Expected to Drive Improved Performance Beginning Mid-2018

NEW YORK, NY, March 2, 2018 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year. The Company’s fiscal 2017 ended on February 3, 2018, reflecting a 14-week fourth quarter and 53-week year, compared to the 13-week and 52-week periods in fiscal 2016. The additional week is not included in comparable-store sales results for the quarter or the year.

-	Fourth quarter net loss was $49 Million, or 40 cents per share
-	Excluding charges and adjustments, non-GAAP earnings per share was $1.26
-	Fourth quarter comparable-store sales decreased 3.7 percent

“The dramatic shifts influencing the expectations and behaviors of our customers continued to affect our business in the fourth quarter, just as they have throughout 2017,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “That said, we remained a highly profitable company in 2017, even though our sales and profit results were not what we planned for going into the year. Looking ahead, with the product and other strategic initiatives we have underway, we believe we are positioned well, both organizationally and financially, to successfully transform our business to continue inspiring and serving an exceptionally dynamic youth culture, for generations to come.”

Fourth Quarter Results

The Company reported a net loss of $49 million, or $0.40 per share, for the 14 weeks ended February 3, 2018, compared to net income of $189 million, or $1.42 per share in the same period of fiscal 2016. With the benefit of the extra week, total fourth quarter sales increased 4.6 percent, to $2,210 million this year, compared to sales of $2,113 million in the prior-year fourth quarter. Excluding the effect of foreign exchange rate fluctuations, total sales for the quarter increased 2.0 percent. Fourth quarter comparable-store sales decreased 3.7 percent.

On a 14-week basis, the Company’s gross margin rate decreased to 31.4 percent from 33.7 percent a year ago, reflecting the continuation of a highly promotional marketplace environment, and its SG&A expense rate increased to 19.1 percent from 18.7 percent in the fourth quarter of 2016.

Non-GAAP Adjustments

The quarterly results this year included several one-time charges, all of which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. The two most significant adjustments were (1) $99 million of incremental tax expense, or $0.81 per share, due to the recently-enacted reform of the U.S. tax code, virtually all of which related to the levy for the deemed repatriation of offshore earnings and (2) a $128 million charge, pre-tax, or $0.66 per share after tax, related to the Company’s ongoing pension litigation. This incremental litigation charge brings the total liability recorded for this matter to $278 million. In the prior year period, the

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Company’s tax expense was affected by two non-recurring items, which together increased reported earnings by five cents per share. These prior year items are also noted in the GAAP to non-GAAP reconciliation below.

Excluding the charges and adjustments in both years, fourth quarter non-GAAP net income was $155 million, or $1.26 per share, versus $1.37 in 2016. The extra week in this year’s fourth quarter results contributed $16 million to net income, or $0.12 per share. Excluding this benefit as well, non-GAAP net income was $1.14 per share.

Fiscal Year Results

Sales for 2017 were $7,782 million, an increase of 0.2 percent compared to sales of $7,766 million in fiscal 2016 and the most in the Company’s history as an athletic business. Full-year comparable-store sales decreased 3.1 percent. Excluding the effect of foreign currency fluctuations, total sales decreased 0.5 percent.

The Company’s net income decreased to $284 million in 2017, or $2.22 per share, compared to net income of $664 million, or $4.91 per share in 2016. On a non-GAAP, 52-week basis, earnings per share totaled $3.99 in 2017, a 17 percent decrease over last year’s non-GAAP earnings of $4.82.

“The efforts, passion, and intensity of our global team of associates was every bit as strong this year as it was in recent years of record financial performance --- perhaps even more so,” continued Mr. Johnson, “and I cannot thank them enough for their work this year. We believe we are well positioned to engage with our customers in ways they find meaningful as they seek to express their passion for the people, experiences, and products that are important to them.”

2018 Outlook

The Company currently expects a flat to up low single-digit comparable-store sales performance for fiscal 2018 and gross margins to begin recovering from 2017’s 31.6 percent rate, which fell 2.3 percent from the gross margin rate in fiscal 2016. Including the effect of elevated and accelerated digital investments, the Company’s SG&A rate is expected to be approximately 100 basis points higher in 2018.

“The first quarter of 2018 will likely see the continuation of sales and margins in line with trends in the second half of 2017,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “However, we are confident that we will inflect back to positive comparable-store sales by the middle of 2018, with the pace of sales continuing to gradually strengthen in the second half of the year based on the improving depth and variety of premium products we see coming from our key vendors. We also expect a double-digit percentage increase in annual earnings per share, with an effective tax rate in the 27 to 28 percent range and a lower share count both contributing to this performance.”

Financial Position

At February 3, 2018, the Company’s merchandise inventories were $1,278 million, 2.2 percent lower than at the end of the fourth quarter last year. Using constant currencies, inventory decreased 5.2 percent.

“The very strong inventory management performance by the Company caused our inventory turns to improve for the full year despite top line pressures, and allows us the flexibility going forward to flow in the exciting product assortments we expect will fuel our business as 2018 unfolds,” added Ms. Peters.

The Company spent $105 million to repurchase 2.8 million shares during the quarter and paid a quarterly dividend of $0.31 per share. For the full year, the Company returned $624 million to shareholders through its share repurchase program and dividends, spending $467 million to repurchase 12.4 million shares, and paying $157 million in dividends. In addition, the Company invested approximately $270 million in its store fleet, its digital platform, logistics capabilities, and infrastructure.

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The Company’s cash totaled $849 million, while the debt on its balance sheet was $125 million. The Company’s total cash position, net of debt, was $195 million lower than at the same time last year. The reduction in cash was largely due to the pre-funding of $150 million of the pension litigation liability just before the end of the year. This restricted cash is now reflected in Other Assets on the balance sheet.

“Our financial position remains strong, as are our connections to youth culture,” concluded Ms. Peters. “We announced last week that our Board of Directors has authorized another double-digit percentage increase in our quarterly dividend to $0.345 per share, and approved a $230 million capital expenditures program for 2018, both of which actions reflect the Board’s confidence in our ability to fund and execute the initiatives necessary to transform the business while also continuing to return cash to shareholders.”

Store Base Update

During the fourth quarter, the Company opened 28 new stores, remodeled or relocated 45 stores, and closed 67 stores. As of February 3, 2018, the Company operated 3,310 stores in 24 countries in North America, Europe, Australia, and New Zealand. In addition, 98 franchised Foot Locker stores were operating in the Middle East, as well as 14 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, March 2, 2018, to review these results and discuss the outlook for fiscal 2018. This conference call may be accessed live by dialing 1-866-906-4691 (U.S. and Canada) or +44 203-107-0289 (International), with the passcode 4893158, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 (U.S. and Canada) or +1 404-537-3406 (International) with passcode 4893158 through March 16, 2018. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2016 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 3, 2018 and January 28, 2017

(In millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	2017	2016	2017	2016
Sales	$2,210	$2,113	$7,782	$7,766
Cost of sales	1,517	1,400	5,326	5,130
SG&A	423	395	1,501	1,472
Depreciation and amortization	46	40	173	158
Litigation and other charges	148	—	211	6
Income from operations	76	278	571	1,000
Interest (income)/expense, net	(1)	—	(2)	2
Other income	(3)	(3)	(5)	(6)
Income before income taxes	80	281	578	1,004
Income tax expense	129	92	294	340
Net (loss)/income	$(49)	$189	$284	$664

Diluted EPS	$(0.40)	$1.42	$2.22	$4.91
Weighted-average diluted shares outstanding	120.6	133.3	127.9	135.1

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. In the following tables, we have presented certain financial measures identified as non-GAAP, such as adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or which affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

The various non-GAAP adjustments are summarized on the following tables. In addition, fiscal year 2017 represents the fourteen and fifty-three weeks ended February 3, 2018. Accordingly, non-GAAP results have also been adjusted to exclude the effects of the 53rd week. We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 3, 2018 and January 28, 2017

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Fiscal Year
	2017	2016	2017	2016

Sales	$2,210	$2,113	$7,782	$7,766
53rd week	95	—	95	—
Sales excluding 53rd week (non-GAAP)	$2,115	$2,113	$7,687	$7,766

Pre-tax income:
Income before income taxes	$80	$281	$578	$1,004
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	148	—	211	6
53rd week	(25)	—	(25)	—
Adjusted income before income taxes (non-GAAP)	$203	$281	$764	$1,010

After-tax income:
Net (loss)/income	$(49)	$189	$284	$664
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $53, $-, $78, and $1 million, respectively (1)	95	—	133	5
U.S. tax reform (2)	99	—	99	—
Income tax valuation allowances (3)	8	—	8	—
Tax expense related to French tax rate change (4)	2	2	2	2
Tax benefit related to enacted change in foreign branch currency regulations (5)	—	(9)	—	(9)
Tax benefit related to intellectual property reassessment (6)	—	—	—	(10)
53rd week, net of income tax expense of $9 million	(16)	—	(16)	—
Adjusted net income (non-GAAP)	$139	$182	$510	$652

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 3, 2018 and January 28, 2017

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results, continued:

	Fourth Quarter		Fiscal Year
	2017	2016	2017	2016
Earnings per share:
Diluted EPS	$(0.40)	$1.42	$2.22	$4.91
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.76	—	1.02	0.03
U.S. tax reform (2)	0.81	—	0.78	—
Income tax valuation allowances (3)	0.07	—	0.07	—
Tax expense related to French tax rate change (4)	0.02	0.02	0.02	0.02
Tax benefit related to enacted change in foreign branch currency regulations (5)	—	(0.07)	—	(0.07)
Tax benefit related to intellectual property reassessment (6)	—	—	—	(0.07)
Adjusted diluted EPS (non-GAAP), including 53rd week	$1.26	$1.37	$4.11	$4.82
53rd week	(0.12)	—	(0.12)	—
Adjusted diluted EPS (non-GAAP)	$1.14	$1.37	$3.99	$4.82

Notes on Non-GAAP Adjustments:

(1)

Litigation and other charges for 2017 includes a pension litigation charge ($178 million, or $111 million after-tax), severance and related costs ($13 million, or $8 million after-tax), and impairment charges ($20 million, or $14 million after-tax). The 2016 amount represents impairment charges of $6 million, or $5 million after-tax.

Pension litigation - The Company recorded pre-tax charges of $50 million and $128 million in connection with its U.S. retirement plan litigation during the second and fourth quarters of 2017, respectively. The Company had previously recorded a pre-tax charge for $100 million during 2015. These charges reflect the Company’s revised estimate of its exposure for this matter, bringing the total pre-tax amount accrued to $278 million. The Company has exhausted its legal remedies and will reform the pension plan as required by the court rulings.

Severance and related costs – The Company recorded a pre-tax charge of $13 million during the third quarter of 2017 associated with the reorganization and the reduction of staff taken to improve efficiency.

Impairment charges – The Company recognized pre-tax impairment charges totaling $20 million during the fourth quarter of 2017. These charges were associated with our SIX:02, Runners Point, and Sidestep businesses and primarily represented the write-down of store fixtures and leasehold improvements. The 2016 amount related to Runners Point and Sidestep.

(2)	On December 22, 2017, the United States enacted tax reform legislation that included a broad range of business tax provisions. The recognized charge was based on current interpretation of the tax law changes and includes a $99 million tax liability for the mandatory deemed repatriation of foreign sourced net earnings and a corresponding change in our permanent reinvestment assertion under ASC 740-30. The tax effect of remeasurement of our deferred tax assets and liabilities was not significant. Our accounting for the new legislation is not complete and we have made reasonable estimates for some tax provisions. We exclude the discrete U.S. tax reform effect from our Adjusted diluted EPS as it does not reflect our ongoing tax obligations under U.S. tax reform.

(3)	During the fourth quarter of 2017, the Company determined that certain valuation allowances should be established against deferred tax assets associated with the Runners Point and Sidestep stores and e-commerce businesses.

(4)	During the fourth quarters of 2017 and 2016, the Company recognized tax expense of $2 million in both periods in connection to two separate tax rate reductions in France.

(5)	In the fourth quarter of 2016, the U.S. Treasury issued regulations under Internal Revenue Code Section 987, which required us to change our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. This change resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $9 million.

(6)	During the third quarter of 2016, we performed a scheduled reassessment of the value of the intellectual property provided to our European business by Foot Locker in the U.S. during the fourth quarter of 2012. The new, higher valuation resulted in catch-up deductions that reduced tax expense by $10 million.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 3,	January 28,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$849	$1,046
Merchandise inventories	1,278	1,307
Other current assets	424	280
	2,551	2,633
Property and equipment, net	866	765
Deferred taxes	48	161
Other assets	496	281
	$3,961	$3,840

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$258	$249
Accrued and other liabilities	358	363
	616	612
Long-term debt and obligations under capital leases	125	127
Other liabilities	701	391
Total liabilities	1,442	1,130
Total shareholders’ equity	2,519	2,710
	$3,961	$3,840

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Store and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			February 3,	Relocations/
	2017	Opened	Closed	2018	Remodels
Foot Locker US	948	4	42	910	44
Foot Locker Europe	622	24	10	636	47
Foot Locker Canada	119	1	9	111	6
Foot Locker Asia Pacific	95	5	2	98	9
Kids Foot Locker	411	39	14	436	25
Lady Foot Locker	124	—	39	85	—
Champs Sports	545	4	8	541	24
Footaction	261	13	14	260	22
Runners Point	122	1	5	118	7
Sidestep	86	—	3	83	1
SIX:02	30	3	1	32	—
Total	3,363	94	147	3,310	185

Selling and gross square footage are as follows:

	January 28, 2017		February 3, 2018
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,453	4,250	2,430	4,225
Foot Locker Europe	907	1,971	957	2,071
Foot Locker Canada	265	432	264	431
Foot Locker Asia Pacific	134	220	140	230
Kids Foot Locker	688	1,175	747	1,285
Lady Foot Locker	167	280	115	195
Champs Sports	1,930	2,978	1,934	2,994
Footaction	786	1,309	829	1,374
Runners Point	162	267	150	258
Sidestep	81	135	76	131
SIX:02	61	101	65	109
Total	7,634	13,118	7,707	13,303

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Key Performance Indicators
(unaudited)

The change in comparable-store sales for the 13 week period ended January 27, 2018 was:

Change in Comparable Sales *
Foot Locker US	Down Low-Single Digits
Foot Locker Europe	Down Low-Double Digits
Foot Locker Canada	Down Mid-Single Digits
Foot Locker Asia Pacific	Down Mid-Single Digits
Kids Foot Locker	Down Low-Single Digits
Champs Sports	Down Low-Single Digits
Footaction	Down High-Single Digits
Runners Point	Up Low-Single Digits
Sidestep	Up Low-Single Digits
SIX:02	Down Double Digits
Total Store Divisions	-5.1%

Eastbay	Up High-Single Digits
U.S. Banners	Up Low-Single Digits
Europe	Up High-Single Digits
Canada	Up Double Digits
Total Direct-to-Customer	4.3%

The change in store traffic was as follows:

Change in Traffic *
U.S. store traffic	Flat
International store traffic	Down Low-Single Digits

*	The descriptions indicated represent a range of percentage changes for the 13 weeks ended January 27, 2018 compared to the 13 weeks ended January 28, 2017.

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